Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is dated December 8, 2009, by and between Atwood Oceanics, Inc. (the “Company”), and Robert J. Saltiel (“Executive”) (collectively, the “Parties” and individually “Party”).

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Employment Term; Duties and Responsibilities.

a. Term.  Subject to the provisions of this Agreement, Executive shall serve as the Company’s President and Chief Executive Officer commencing upon a start date selected by Executive, but which shall not be later than February 1, 2010 (the “Commencement Date”). Such employment shall continue until the third anniversary of the Commencement Date, (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that unless the Company or Executive provides the other Party hereto 90 days prior written notice that the Employment Term shall not be so extended.  Commencing upon the third anniversary of the Commencement Date, the Employment Term shall be automatically extended for an additional two (2) year period, and provided further, however, that commencing on the first day immediately following the third anniversary of the Commencement Date, the term of this Agreement shall be extended automatically for one (1) additional day for each day that has then elapsed since the such date so that thereafter the unexpired term of this Agreement shall be two (2) years.  Following any such timely notice that the Employment Term shall not be automatically extended pursuant to this Section 1.a, Executive’s employment shall terminate upon the expiration of the Employment Term (unless sooner terminated pursuant to Section 5).

b. Duties.  Executive shall have all of the duties and responsibilities as are set forth for his positions on the date hereof and upon the date of his becoming President and Chief Executive Officer in the Second Amended and Restated By-laws of the Company (as amended or restated from time to time, the “Bylaws”), to the extent addressed in the Bylaws, and such other duties and responsibilities as may be assigned from time to time by Board of Directors of the Company (“Board”) consistent with this Agreement and with such duties and responsibilities of a president and chief executive officer.  As President and Chief Executive Officer, Executive shall be the senior-most officer of the Company, shall report to the Board, and all officers and other employees shall report directly or indirectly to him.  Within 30 days of the commencement of the Employment Term, Executive shall be nominated for election as a member of the Board of Directors of the Company (the “Board”).  Such nomination shall be subject to election by the shareholders at the annual meeting of shareholders scheduled February 11, 2010, or any adjournments thereof and any elections thereafter.  During the Employment Term, Executive shall devote himself to a fulltime schedule of work on behalf of the Company and shall use his best efforts to advance the business and welfare of the Company.  Executive shall not engage in any other employment or board activities for direct or indirect remuneration without the prior written consent of the Board.  At all times during the Employment Term Executive shall abide by all Company policies and procedures and shall comport himself in accordance with the direction of the Board.

2. Compensation.  During the Employment Term, the Company shall pay Executive as follows:

a. Signing Bonus.  In recognition that Executive shall forego other awards and incentives available to him if he were to continue his previous employment, and provided Executive executes this Agreement and commences employment subject to the terms hereof on or before the Commencement Date, the Company shall pay Executive a one-time signing bonus of $500,000 which shall be payable to Executive not later than 30 days after the Commencement Date.

b. Base Salary.  Company shall pay Executive salary for his services at the annualized rate of $650,000, payable in regular installments in accordance with the Company’s usual payment practices for senior executive officers (the “Base Salary”).  Such Base Salary shall be subject to periodic review and increase as provided in Section 2.d.

c. Bonus.  Executive shall be eligible to receive an annual cash bonus (“Bonus”) commencing on Commencement Date based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones (“Target Goals”) established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), as determined within the Compensation Committee’s sole discretion exercised consistent with the above provisions of this Section 2 and consistent with awards to other Company senior executive officers.  Such Bonus shall be targeted at 85% of the Base Salary if such Target Goals are achieved; achievement beyond the Target Goals, i.e. “stretch goals” may result in a higher Bonus up to 175% of the Base Salary and performance under Target Goals but at a minimum level, i.e. “threshold goals” shall result in a lower Bonus, but in no event shall such Bonus be less than 20% of the Base Salary.  Unless otherwise provided by this Agreement, the Bonus will be paid by January 15 of the fiscal year following the performance year and shall be prorated for any partial years of Executive’s employment, except with respect a Bonus for a partial year in which Executive terminates, unless otherwise provided in this Agreement.  Such Bonus shall be subject to periodic review and adjustment as provided in Section 2.d.

d. Adjustment to Compensation.  Executive’s Base Salary, Bonus, Target Goals, and performance measures, goals and milestones shall be subject to review which shall occur at least annually and adjustment in the sole discretion of the Compensation Committee consistent with awards to other Company senior executive officers, but taking into account differences in responsibilities and positions, and such adjustments shall thereafter constitute Executive’s “Base Salary,” “Bonus,” “Target Goals,” and performances measures, goals and milestones for all purposes hereunder.  Provided however, that notwithstanding anything in the foregoing to the contrary, Base Salary shall not be less than the Base Salary for the preceding fiscal year without Executive’s consent.

3. Equity Awards.  On the Commencement Date, the Company and Executive will enter into a Restricted Stock Award Agreement – 2007 Long-Term Incentive Plan , the terms and conditions of which will be set forth in such separate agreement and which will be subject to the Company’s 2007 Long-Term Incentive Plan (as amended or restated from time to time, the “2007 Plan”).  Such agreement is not a “prior agreement” as set forth in Section 1414.j and shall have full force and effect.

a. First Restricted Stock Award.  On the Commencement Date, Company shall grant Executive shares of restricted stock totaling $2,000,0000, based upon Fair Market Value as defined in the 2007 Plan on such date.  The shares included in such restricted stock award shall be subject to three (3) year cliff vesting, as well as the other terms and conditions provided in the 2007 Plan.  If Executive is terminated without Cause, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest; if such immediate vesting is not permitted by the 2007 Plan and applicable law, Executive shall be paid the financial equivalent of the shares as of the date of termination.

b. Second Restricted Stock Award.  On the Commencement Date, Company shall grant Executive shares of restricted stock totaling $1,000,000 based upon Fair Market Value as defined in the 2007 Plan on such date.  The shares included in such restricted stock award shall be subject to four (4) year cliff vesting, as well as the other terms and conditions provided in the 2007 Plan as well as performance performances measures, goals and milestones to be determined in good faith by Executive and the Compensation Committee no later than December 15, 2010.  If Executive is terminated without Cause, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest; if such immediate vesting is not permitted by the 2007 Plan and applicable law, Executive shall be paid the financial equivalent of the shares as of the date of termination.

c. Annual Incentive Grants.  Beginning December 2010, the Executive will be eligible for additional grants of restricted stock, awards of non-qualified stock options, and other awards in accordance with the 2007 Plan (or any subsequent long term incentive plans adopted by the Company), subject to recommendation and approval of the Compensation Committee in its sole discretion, but consistent with awards to other Company senior executive officers.  The target for the December 2010 award will 350% of Base Salary, subject to Executive’s performance from the Commencement Date to the date of such award, with subsequent targets for annual grants to be determined at the sole discretion of the Compensation Committee consistent with awards to other Company senior executive officers.

4. Miscellaneous Benefits.

a. D&O Coverage.  During the Employment Term and all times thereafter during which Executive may be subject to liability for his acts or omissions to act in his capacity as a member of the Board, officer or employee of the Company or any subsidiary thereof, (i) the Company will indemnify Executive and hold him harmless to the maximum extent permitted under the Company’s Amended and Restated Certificate of Formation, as amended or restated from time to time, Bylaws, internal policies and procedures, and applicable law, and (ii) the Company will provide Executive with Directors’ and Officers’ Liability Insurance at a level and for the amount agreed upon by the Parties, but in no event less favorable to Executive than such insurance as is provided to members of the Board (other than the Chairperson, if any).

b. Benefits.  On the Commencement Date, the Company will also provide Executive with at least the same level of executive and employee benefits as provided to other Company executive officers from time to time.  The Parties specifically agree that Company shall reasonably endeavor to provide life insurance coverage for Executive through a qualified carrier, subject to such carrier’s underwriting requirements, in an amount equal to 250% of the Base Salary, but not to exceed total limits of $1,000,000, on terms and conditions consistent with those under which life insurance is made available to the senior executive officers of the Company.  Such executive benefits may be subject to change or amendment at the sole discretion of the Company.

c. Vacation.  Executive shall be entitled to up to five (5) weeks vacation in accordance with the Company’s vacation policy applicable to senior executive officers of the Company.  Such vacation may not rollover from year to year, and upon termination, Executive will only be paid for one (1) week of accrued, but unused vacation.  Vacation shall be taken at times when reasonably appropriate given Executive’s responsibilities and consistent with the needs of the Company, and Executive shall be reasonably available to the Company during any such vacation.

d. Business Expenses.  During the Employment Term, reasonable business expenses that are consistent with Company policies and that are incurred by Executive in the performance of Executive’s responsibilities shall be promptly reimbursed by the Company.

5. Termination.  The Employment Term may be terminated by either Party at any time and for any reason in accordance with the Company’s Bylaws and policies as otherwise provided in this Agreement; provided that Executive will be required to give the Company at least 90 days’ advance written notice of any resignation of Executive’s position.  Executive may pay the Company as liquidated damages, an amount equal to 90 days of Executive’s Base Pay in lieu of the requisite notice.  Upon a termination of Executive’s employment for any reason, the Company shall pay or provide Executive: (i) his accrued and unpaid Base Salary and accrued but unused vacation, subject to the limitations of Section 4.c, not less than 15 days after the date of termination; (ii) his unreimbursed business expenses incurred on or prior to the date of termination, as are substantiated and payable in accordance with Section 4.d; and (iii) his accrued and vested benefits under the employee welfare, savings and retirement plans in which he participated immediately prior to termination, payable in accordance with the terms of such plans (collectively, the amounts and benefits under clauses (i) through (iii) are Executives “Accrued Benefits”).

6. Severance Payment for Qualifying Termination.

a. If, and only if, Executive’s employment is terminated during the Employment Term pursuant to a “Qualifying Termination” (as defined in Section 6c), in addition to Executive’s Accrued Benefits, the Company shall pay Executive severance in an aggregate amount equal to 250% of the sum of the Base Salary and Bonus.  Such severance amount shall be paid in a lump sum not later than 45 days following the date of termination, shall be reduced by any other cash severance payable to Executive under any other severance plans, programs or arrangements of the Company and its affiliates, provided such offset shall not result in any additional tax under Code Section 409A.

b. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events while Executive is employed by the Company:

(i) The acquisition or formal tender offer by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any subsidiary of the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

(ii) The Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary; or

(iii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iv) For the purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) promulgated under the Exchange Act.

c. For purposes of this Agreement, a “Qualifying Termination” shall mean the occurrence of (i) a termination of Executive’s employment as a result of a Change in Control (as defined in Section 6.b); (ii) a termination of Executive’s employment by the Company without Cause (as defined in Section 6.e), (iii) termination of Executive’s employment by Executive with Good Reason (as defined in Section 6.f), or (iv) termination following Company’s failure to renew the Employment Term upon written notice (as defined in Section 1.a).

d. Notwithstanding any provision of this Agreement, a Qualifying Termination shall not occur and no severance amounts shall be payable hereunder upon: (i) the termination of Executive’s employment due to Executive’s death or disability, where “disability” means the physical or mental incapacity qualifying Executive for a long-term disability under the Company’s long-term disability plan. If no such plan exists on the date on which a relevant determination is being made, the term “Disability” means physical or mental incapacity as determined by a physician jointly selected by Executive and the Board qualifying Executive for long-term disability under reasonable employment standards (although the Executive may be eligible for other executive benefits); or (ii) the termination of Executive’s employment following the Company’s offer and Executive’s refusal of an equivalent position following a Change of Control, unless the terms and conditions of the position offered would allow Executive to resign for Good Reason (as defined Section 6.f).  In the event of death or disability of Executive, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest; if such immediate vesting is not permitted by the 2007 Plan and applicable law, Executive shall be paid the financial equivalent of the shares as of the date of termination.

e. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continuing failure to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) willful misconduct materially and demonstrably injurious to the Company, (iii) intentional action, materially and demonstrably injurious to Company, which Executive knows would not comply with the laws of the United States or any other jurisdiction applicable to Executive’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes; (iv) Executive’s intentional act of misappropriation, embezzlement, fraud or any similar conduct involving the Company or any of its subsidiaries or affiliates; (v) Executive’s conviction of, or plea of guilty or nolo contendre to, a crime constituting; (x) a felony under the laws of the United States or any state thereof; or (y) a misdemeanor involving moral turpitude; or (z) an act of fraud, or any other willful offense that materially adversely affects the Company’s prospects or reputation or Executive’s ability to perform his obligations or duties; (vi) Executive’s willful material violation of the Company’s material employment policies, including those policies relating to sexual harassment, and substance abuse; (vii) Executive’s willful or repeated misconduct or gross negligence in the performance of Executive’s duties hereunder; or (viii) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement; provided, that the events described in clauses (i), (ii), (iii), (iv), (vi), (vii), and (viii) of this Section 6.e shall constitute Cause only if Executive fails to cure such event, if curable, within 30 days after receipt from the Company of written notice detailing the failure, misconduct or breach which the Board believes constitutes Cause; provided further, that no act or omission to act by Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

f. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s duties or responsibilities (including direct reporting responsibilities); (ii) material change in Executive’s title; (iii) any direction or requirement that Executive engage in conduct which could reasonably be construed to violate local, state or federal law; (iv) relocation of Executive’s principal business office more than 50 miles from its location on the first day of the Employment Term unless pursuant to a Company restructure or similar plan approved by the Company’s Board and shareholders, however a relocation of Executive’s principal business office to any location outside the United States shall not fall within the restructure exception; (v) failure to pay Base Salary or any Bonus due pursuant to this Agreement in a timely manner; or (vi) failure to allow the exercise of vested options or termination of restrictions on restricted stock in accordance with the awards providing for same; provided, that the events described in clauses (i) - (iii), (v) and (vi) of this Section 6.f shall constitute Good Reason only if Executive’s termination of employment occurs within two (2) years after the first occurrence of the facts constituting Good Reason, Executive gave the Company detailed written notice of such facts within 90 days after their first occurrence, and the Company failed to cure such Good Reason within 30 days after it received such detailed written notice.

7. Board and/or Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Boards of Directors (and any committees thereof) of any of Company’s affiliates.

8. Non-Competition.

a. Customer.  The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase

b. Confidential Information.  Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates, as a drilling contractor and that upon execution of this Agreement as an essential support to the conduct of his duties, Executive shall be provided immediate access to, and will receive during the Employment Term, highly confidential and proprietary information of the Company, its subsidiaries, and affiliates.  Executive agrees that such confidential and propriety information, includes, without limitation, all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, secret information regarding Customers, Customer contact information, Customer lists, costs, prices, finances, investments, profits, products, services, vendors, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, earnings, drilling methods, drilling techniques, formulae, analyses, compositions, machines, equipment, apparatus, drilling plans, drilling programs, bids, estimates, contract terms, systems, manufacturing procedures, operations, projections, strategic plans, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, sources of supply, proprietary software, databases and the data contained therein, inventions, processes, technology, designs and other intellectual property, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates.  Executive agrees that to the extent any subsidiary, affiliate or third party has disclosed or provided any information of the foregoing types to the Company on a confidential basis, such information is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to or known by the general public, in any case other than as a result of Executive’s breach of this covenant.  The information referred to in the previous two sentences is collectively referred to herein as the “Confidential Information”.  If disclosed or utilized outside of the conduct of the business of the Company, its subsidiaries, and affiliates, Executive agrees that the Confidential Information, by its nature, would cause substantial harm to the business and prospects, financial and otherwise, of these entities.

c. Noncompete.  In consideration of this Agreement and covenants contained herein Section 8 and 9.a, during the Employment Term and for a period of two (2) years thereafter, Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

(i) work for, become an employee of, contractor to, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the offshore drilling and workover of oil and gas wells within the geographical area described in this Section 8 and (ii) actually competes to a substantial extent with the Company; or

(ii) provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Executive had direct or indirect supervision or control, within three (3) years preceding Executive’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the three (3) years preceding such termination from whom the Company had solicited business during such three (3) years; or

(iii) solicit, aid, counsel or encourage, directly or indirectly, any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company.

d. Scope.  The geographical area within which the obligations in Sections 8.c and 9.a of this Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices or offices established during the Employment Term, (ii) any of the Company’s present rig operations or rig operations during the Employment Term and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig operation, or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations.  Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

e. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

f. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Executive may seek a waiver of the non-compete obligations contained in this Section 8 from the Board, who will not unreasonably withhold its consent to such waiver, subject to the reasonable protection of the Company’s interests.

9. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) In exchange for the Company’s agreement to provide Executive immediate access to the Company’s Confidential Information (as defined in Section 8.b) and the provision of such Confidential Information during the Employment Term, Executive agrees not to (whether during or after Executive’s employment with the Company): (a) retain or use for the benefit, purposes or account of Executive or any other Person; or (b) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any such Confidential Information without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is: (a) known broadly to the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9, only, of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall: (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (b) immediately destroy, delete, or return to the Company in good condition, at the Company’s option, (1) all property of the Company, including without limitation, computers, personal digital assistants, laptops, software, hardware, passkeys and passwords, and (2) all originals and copies in any form or medium (including memoranda, books, papers, plans, analyses, computer files, reports, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (c) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.  Executive agrees to promptly provide reasonable written affirmative of the return of such Confidential Information upon request by the Company.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment with the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment with the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) During the Employment Term, Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Sections 6, 8, and 9, and such provisions of Section 11 as are required to administer such other Sections, of this Agreement shall survive the termination of Executive’s employment for any reason.

10. Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, may obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

a. Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.  Exclusive jurisdiction of any disputes arising under this Agreement shall lie in Harris County, Texas.

b. Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

c. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Dispute Resolution.  Any and all claims, demands, cause of action, disputes, controversies and other matters in question arising out of or relating to this Agreement and any awards made to Executive hereunder and as part of the Company’s 2007 Plan, (collectively, the “Executive Agreements”), any provision of the Executive Agreements, the alleged breach thereof, or in any way relating to the subject matter of the Executive Agreements, involving the Company, its subsidiaries and affiliates and Executive (all of which are referred to herein as “Claims”), even though some or all of such

Claims allegedly are extra-contractual in nature, whether such Claims arise under contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including equitable relief and specific performance, shall be resolved and decided solely by binding arbitration pursuant to the Federal Arbitration Act (“FAA”) in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association (“AAA”); provided, however, that if a Party makes a good faith determination that a breach (or potential breach) of any of the confidentiality or noncompete  provisions of this Agreement by another Party may result in consequences that will be immediate, severe, and incapable of adequate redress after the fact, that Party may seek a temporary restraining order, temporary injunction or other immediate injunctive relief through the Harris County District Courts or Federal Courts of the Southern District of Texas without first seeking relief through arbitration.  Either Party may initiate arbitration under this Section 11.e.  After the court has ruled on the request for a temporary injunctive relief, the Parties will thereafter proceed with arbitration of the remainder of the dispute and stay the litigation pending arbitration, although any injunctive relief granted by the court shall remain in force and effect, subject to enforcement by contempt of the court and the arbitrator as part of the AAA proceeding.  Three (3) arbitrators selected under AAA Rules shall preside over the proceeding, whose decision shall be binding on Executive, the Company and its subsidiaries and affiliates, and such arbitrators may award reasonable costs, including attorneys’ fees and expenses to the prevailing Party.  The arbitration proceeding shall be conducted in Houston, Texas.  Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.  This agreement to arbitrate shall be enforceable in either federal or state court.  The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the FAA and governing AAA rules.  In deciding the substance of any such Claim, the arbitrator shall apply the substantive laws of the State of Texas; provided, however, that the arbitrator shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive type damages in connection with any such Claims.

f. Assignment.  This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to any third party who becomes a successor to all or any substantial portion of the business operations of the Company by operation of law, contract or otherwise.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.  Executive’s rights under the Executive Agreements and all other agreements between the Company and Executive shall inure to the benefit of Executive’s heirs, legatees and beneficiaries; provided, that in the event of Executive’s death, all amounts payable under this Agreement (including, without limitation, Sections 4.d and 5) shall be payable to Executive’s estate.

g. Set Off and Counterclaim.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off against any amounts owed by Executive to the Company or its affiliates, but are expressly made subject to counterclaim by Company.

h. Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations there under, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a reasonable manner, determined by the Board, that does not cause such an accelerated or additional tax.  Any reimbursement provided under this Agreement shall be made no later than December 31 of the calendar year following the calendar year in which the related expense was incurred; provided, however, that in no event will reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.  No payment or benefit that is deferred compensation for purposes of Code Section 409A and that is due upon Executive’s termination of employment will be paid or provided unless such termination is also a separation from service within the meaning of Code Section 409A and the rules and regulations there under.  The Company shall consult with Executive in good faith regarding the application of this Section 11.h to maximize tax efficiency, provided the Company does not guarantee to the Executive any specific tax consequences relating to entitlement to or receipt of payments or benefits pursuant to this Agreement, and that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Any cash payment deferred as a consequence of this Section 11.h shall bear interest at the prime rate until paid.

i. Automatic Deferral of Payment to Preserve Deductibility under Section 162(m).  Notwithstanding any other provision of this Agreement, any payment or partial payment (whether in the form of cash or in the form of Company stock) otherwise required to be made by the Company to Executive shall be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, provided that such payment shall be made during the Company's first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m).  Any cash payment deferred as a consequence of this Section 11.i  shall bear interest at the prime rate until paid.

j. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    If to the Company:

    Atwood Oceanics, Inc.
    Chairman of the Compensation and Human Resources Committee
    Board of Directors of Atwood Oceanics
    15835 Park Ten Place Drive
    Houston, TX 77084

    With a copy to:

    W. Garney Griggs
    Strasburger & Price, LLP
    1401 McKinney, Suite 2200
    Houston, Texas 77010

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

k. Prior Agreements.  Executive represents that there are no prior agreements that prevent him from performing the duties of President and Chief Executive Officer of the Company, and that he can perform such duties without using or disclosing any trade secrets of any prior employers or affiliates.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company.

l. Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and Company shall provide reasonable compensation and reimbursement of expenses associated with such cooperation to Executive.  This provision shall survive any termination of this Agreement.

m. Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any deductions authorized by Executive.

n. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

o. Tax Penalty Avoidance.  The provisions of this Agreement are not intended and should not be construed to be legal, business or tax advice.  To ensure compliance with requirements imposed by the Internal Revenue Service, the parties hereto are informed that the U.S. federal tax advice contained in this document, if any, is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code or promoting, marketing or recommending to any party any transaction or matter addressed herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY Atwood Oceanics, Inc. By: /S/ George S. Dotson George S. Dotson	EXECUTIVE Robert “Rob” J. Saltiel /S/ Robert J. Saltiel
Chairman of the Compensation and Human Resources Committee of the Board of Directors